Exhibit 3.3

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684-5708
Website: secretaryofstate.biz

Certificate to Accompany Restated Articles (PURSUANT TO NRS)

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82,371, 86,221, 88.355 or 88A.250
(This form is also to be used to accompany Restated Articles for Limited-Liability Companies, Certificates of
Limited Partnership, Limited-Liability Partnerships and Business Trusts)

1.  Name of Nevada entity as last recorded in this office:

GNLV, Corp.

2.  The articles are being ☐ Restated or ☒ Amended and Restated (check only one).  Please entitle your attached articles “Restated” or “Amended and Restated,” accordingly.

3.  Indicate what changes have been made by checking the appropriate box.*

☐            No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on ____________________ the certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐            The entity name has been amended.

☐            The resident agent has been changed.  (attach Certificate of Acceptance from new resident agent)

☐            The purpose of the entity has been amended.

☐            The authorized shares have been amended.

☐            The directors, managers or general partners have been amended.

☐            IRS tax language has been added.

☐            Articles have been added.

☒            Articles have been deleted.

☒            Other.  The articles or certificate have been amended as follows:  (provide article numbers, if available)

Portions of Article IV (which was Article Eighth) have been amended to conform such provisions to current applicable law.

*  This form is to accompany Restated Articles which contain newly altered or amended articles.  The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles or certificates.

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.  See attached fee schedule.

ATTACHMENT TO

CERTIFICATE TO ACCOMPANY RESTATED ARTICLES OF INCORPORATION

OF

GNLV, CORP.

                Pursuant to the provisions of Nevada Revised Statutes (“NRS”) Sections 78.390 and 78.403, the undersigned officer of GNLV, CORP., a Nevada corporation (the “Corporation”), does hereby certify as follows:

                1.             The Board of Directors of the Corporation duly adopted resolutions proposing to amend and restate the Articles of Incorporation of the Corporation as set forth below, declaring said amendment and restatement to be advisable.

2.     The amendment and restatement of the Articles of Incorporation as set forth below has been approved by the written consent by the Corporation’s sole stockholder holding 100%of the voting power of Corporation, which is sufficient for approval thereof.

                3.             The undersigned officer has been authorized and directed by the Board of Directors of the Corporation to execute and file this Attachment to Certificate to Accompnay Restated Articles setting forth the text of the Amended and Restated Articles of Incorporation of the Corporation as follows:

ARTICLE I

NAME

The name of the corporation shall be GNLV, CORP.

ARTICLE II

PURPOSE

                The purpose for which the corporation is formed is to engage in any lawful business or activity not forbidden by law or the corporation’s articles of incorporation, as amended from time to time.

ARTICLE III

CAPITAL STOCK

Section 1.             Authorized Shares.  The aggregate number of shares that the corporation shall have authority to issue shall consist of one million (1,000,000) shares of common stock, par value $1.00 per share.

Section 2.             Assessment of Stock.  The capital stock of the corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed.  No stockholder of the corporation is individually liable for the debts or liabilities of the corporation.

ARTICLE IV

DIRECTORS AND OFFICERS

Section 1.             Number of Directors.  The members of the governing board of the corporation are styled as directors.  The board of directors of the corporation shall be elected in such manner as shall be provided in the bylaws of the corporation.  The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the corporation.

Section 2.             Payment of Expenses.  In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the corporation, must be paid, by the corporation or through insurance purchased and maintained by the corporation or through other financial arrangements made by the corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

                Section 3.               Limitation on Liability.  The liability of directors and officers of the corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes.  If the Nevada Revised Statutes are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended from time to time.

Section 4.             Repeal and Conflicts.  Any repeal or modification of Section 2 or 3 above approved by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the corporation existing as of the time of such repeal or modification.  In the event of any conflict between Section 2 or 3 of this Article and any other Article of the corporation’s Articles of Incorporation or bylaws, the terms and provisions of Sections 2 and/or 3, as applicable, of this Article shall control.

IN WITNESS WHEREOF, the undersigned has executed this Attachment Certificate to Accompany Restated Articles as of the 9th day of February, 2004.

By :	/s/ Thomas Breitling
Thomas Breitling, Secretary